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                                                                   EXHIBIT 23(b)



                        CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Citizens Bancshares, Inc. ("the Corporation") of our report dated February 19, 1998 on The Ohio Bank's balance sheets of as of December 31, 1997 and 1996 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Corporation's Current Report on Form 8-K dated September 23, 1998.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                             CROWE, CHIZEK AND COMPANY LLP

                                             CROWE, CHIZEK AND COMPANY LLP

Columbus, Ohio
September 22, 1998